UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
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Citi Trends, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CITI TRENDS, INC.

SUPPLEMENT TO PROXY STATEMENT DATED MAY 31, 2024

FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 20, 2024

This proxy statement supplement (this “Supplement”), dated May 31, 2024, supplements and clarifies the definitive proxy statement (the “Proxy Statement”) filed by Citi Trends, Inc. (the “Company”) with the Securities and Exchange Commission for the Company’s upcoming Annual Meeting.

On May 29, 2024, the Board of Directors of the Company (the "Board") determined that David N. Makuen would transition from the role of Chief Executive Officer of the Company, effective June 1, 2024. Mr. Makuen has resigned as a member of the Board, effective June 1, 2024, and has withdrawn as a director-nominee for election to serve on the Board at the Company’s upcoming annual meeting of stockholders to be held on June 20, 2024 (the “Annual Meeting”). In connection with Mr. Makuen’s resignation, the Board reduced the number of directors that constitutes the full Board from nine to eight directors effective June 1, 2024. Other than Mr. Makuen, the director-nominees named in the Proxy Statement will stand for election at the Annual Meeting. Notwithstanding Mr. Makuen’s resignation and withdrawal as a director-nominee, the Company’s stockholders eligible to vote at the Annual Meeting may continue to use the form of proxy card included with the distribution of the Proxy Statement to vote their shares as to the Board’s remaining nominees and the other matters being voted on at the Annual Meeting. Previously voted proxies remain valid, other than with respect to Mr. Makuen; any votes that are submitted with respect to Mr. Makuen’s election will be disregarded. The Company’s proxy materials for the Annual Meeting are hereby deemed amended to remove Mr. Makuen as a director-nominee for the Annual Meeting.

Effective June 2, 2024, Kenneth D. Seipel, a current member of the Board, was appointed as the Interim Chief Executive Officer of the Company. As the Interim Chief Executive Officer, Mr. Seipel no longer qualifies as an “independent director” under the Nasdaq Listing Rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended, and therefore no longer has the ability to serve on the committees of the Board (the “Standing Committees”). Therefore, this Supplement further amends the Proxy Statement to revise the appointed members of the Standing Committees listed on page 19 of the Proxy Statement, to be effective immediately after the Annual Meeting, assuming the election of the independent director nominees as proposed by the Board, as follows:

Audit Committee	Compensation Committee	Nominating and Corporate Governance/Corporate Social Responsibility Committee	Finance Committee
Jonathan Duskin*	Cara Robinson Sabin*	Margaret L. Jenkins*	Jonathan Duskin*

Charles Liu	Jonathan Duskin	Cara Robinson Sabin	Michael Kvitko

Margaret L. Jenkins	David Heath	David Heath	Charles Liu

Michael Kvitko

* Committee Chair

This Supplement does not provide all of the information that is important to your decisions in voting at the Annual Meeting. Additional information is contained in the Proxy Statement, which was previously made available to our stockholders. Except as described above, this Supplement does not modify, amend, supplement or otherwise affect any matter presented for consideration in the Proxy Statement.